Exhibit 99.1

Kohl’s Reports Fourth Quarter and Full Year Fiscal 2025 Financial Results

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—March 10, 2026—Kohl’s Corporation [NYSE:KSS] (“Kohl’s” or the “Company”) today reported results for the quarter and year ended January 31, 2026.

•	Fourth quarter net sales decreased 3.9% and comparable sales decreased 2.8%; fiscal year 2025 net sales decreased 4.0% and comparable sales decreased 3.1%.
•	Fourth quarter diluted earnings per share (“EPS”) of $1.07
•	Fiscal year 2025 diluted EPS of $2.38 and adjusted diluted EPS of $1.62 (a)
•	Introduces fiscal year 2026 financial outlook

Michael J. Bender, Kohl’s Chief Executive Officer, said, “We are ending 2025 in a stronger position than we started, with important work still ahead of us. Over the past year, our efforts have been focused on resetting our foundation. This focus is intended to stabilize the business and strengthen our operational ability to build for a stronger future. In 2025, we made meaningful progress, despite our Q4 topline coming in softer than our expectations. We were able to manage the business with discipline, deliver improved earnings, and generate meaningful cash flow, all of which helped us strengthen our balance sheet.”

“In 2026, we are committed to further strengthening our foundation by addressing operational opportunities, building on our strengths, and modernizing our processes. We are confident that the work we are investing in now is essential for Kohl’s long-term benefit,” Bender continued.

Fourth Quarter 2025 Results

Comparisons refer to the 13-week period ended January 31, 2026 versus the 13-week period ended February 1, 2025

•	Net sales decreased 3.9% year-over-year, to $5.0 billion, with comparable sales down 2.8%.

•	Gross margin as a percentage of net sales was 33.1%, an increase of 25 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 4.9% year-over-year, to $1.5 billion. As a percentage of total revenue, SG&A expenses were 28.3%, a decrease of 23 basis points year-over-year.

•

Operating income was $212 million compared to $126 million in the prior year. Adjusted operating income was $202 million in the prior year. As a percentage of total revenue, operating income was 4.1%, an increase of 176 basis points year-over-year and an increase of 35 basis points year over year compared to prior year adjusted operating income.(a)

•

Net income was $125 million, or $1.07 per diluted share, compared to net income of $48 million, or $0.43 per diluted share, and adjusted net income of $106 million, or $0.95 per adjusted diluted share, in the prior year. (a)

•	Inventory was $2.7 billion, a decrease of 7% year-over-year.

•	Cash flow provided by operating activities was $750 million compared to $596 million in the prior year.

•	Borrowings under revolving credit facility were $0, a decrease of $290 million year-over-year.

Fiscal Year 2025 Results

Comparisons refer to the 52-week period ended January 31, 2026 versus the 52-week period ended February 1, 2025

•	Net sales decreased 4.0% year-over-year, to $14.8 billion, with comparable sales down 3.1%.

•	Gross margin as a percentage of net sales was 37.5%, an increase of 34 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 4.1% year-over-year, to $5.1 billion. As a percentage of total revenue, SG&A expenses were 32.8%, an increase of 5 basis points year-over-year.

•	Gain on legal settlement was $129 million from a credit card interchange fee lawsuit settlement.

•

Operating income was $624 million compared to $433 million in the prior year. As a percentage of total revenue, operating income was 4.0%, an increase of 135 basis points year-over-year. Adjusted operating income was $510 million compared to $509 million in the prior year. As a percentage of total revenue, adjusted operating income was 3.3%, an increase of 15 basis points year-over-year. (a)

•

Net income was $272 million, or $2.38 per diluted share, and adjusted net income was $186 million, or $1.62 per adjusted diluted share. This compares to net income of $109 million, or $0.98 per diluted share and adjusted net income of $167 million and $1.50 per adjusted diluted share, in the prior year. (a)

•	Cash flow provided by operating activities was $1.4 billion compared to $648 million in the prior year.

•	Current portion of long-term debt was reduced by $353 million through repayment of the 4.25% notes due July 2025 at maturity.

•

Long-term debt increased $262 million through issuance of $360 million of 10.000% senior secured notes due 2030, partially offset by open market repurchases of $87 million of our outstanding long-term debt.

(a)

Non-GAAP financial measures: Please see the “RECONCILIATION OF NON-GAAP FINANCIAL MEASURES” for a reconciliation of adjusted operating income to operating income, adjusted net income to net income, and adjusted diluted earnings per share to diluted earnings per share.

2026 Financial and Capital Allocation Outlook

For the full year 2026, the Company currently expects the following:

•	Net sales and Comparable sales: A decrease of (2%) to flat

•	Adjusted operating margin: In the range of 2.8% to 3.4% (b)

•	Adjusted diluted EPS: In the range of $1.00 to $1.60 (b)

•	Capital Expenditures: Approximately $350 to $400 million

•

Dividend: On February 25, 2026, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.125 per share. The dividend is payable April 1, 2026 to shareholders of record at the close of business on March 18, 2026.

(b)

Non-GAAP financial measures: The Company provides adjusted operating margin and adjusted diluted earnings per share on a non-GAAP basis and does not provide a reconciliation of the Company’s forward looking guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Fourth Quarter 2025 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on March 10, 2026. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information and Non-GAAP Measures

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include, but are not limited to, the information under “2026 Financial and Capital Allocation Outlook.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K and Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2025, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

This press release contains certain financial measures that are not prepared in accordance with generally accepted accounting principles (GAAP), including adjusted operating income, adjusted net income and adjusted diluted earnings per share. These non-GAAP financial measures are provided as additional insight into our operational performance and do not purport to be substitutes for, or superior to, operating income, net income, or diluted earnings per share as a measure of operating performance. We believe these adjusted measures are useful, as they are more representative of our core business, enhance comparability across reporting periods and to industry peers, and align with the measures used by management to evaluate the Company’s performance. We caution investors that non-GAAP measures should not be viewed in isolation and should be evaluated in addition to, and not as an alternative for, our results reported in accordance with GAAP. Because companies may use different calculation methods, these measures may not be comparable to other similarly titled measures reported by other companies. A reconciliation of each non-GAAP measure to the most directly comparable GAAP measure is included in this release.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl’s serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl’s App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Trevor Novotny, (262) 703-1617, trevor.novotny@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in Millions, Except per Share Data)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net sales	$4,972	$5,175	$14,775	$15,385
Other revenue	201	222	752	836

Total revenue	5,173	5,397	15,527	16,221
Cost of merchandise sold	3,324	3,473	9,228	9,661
Gross margin rate	33.1%	32.9%	37.5%	37.2%
Operating expenses:
Selling, general, and administrative	1,463	1,539	5,089	5,308
As a percent of total revenue	28.3%	28.5%	32.8%	32.7%
Depreciation and amortization	174	183	700	743
Impairments, store closing, and other costs	—	76	15	76
(Gain) on legal settlement	—	—	(129)	—

Operating income	212	126	624	433
Interest expense, net	59	74	288	319

Income before income taxes	153	52	336	114
Provision for income taxes	28	4	64	5

Net income	$125	$48	$272	$109

Average number of shares:
Basic	112	111	112	111
Diluted	117	112	114	112
Earnings per share:
Basic	$1.11	$0.43	$2.43	$0.98
Diluted	$1.07	$0.43	$2.38	$0.98

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Operating Income	Net Income	Diluted Earnings per Share
(Dollars in Millions, Except per Share Data)
Three Months Ended January 31, 2026
GAAP	$212	$125	$1.07
Impairments, store closing, and other costs	—	—	—
(Gain) on legal settlement	—	—	—
Income tax impact of items noted above	—	—	—

Adjusted (non-GAAP)	$212	$125	$1.07

Three Months Ended February 1, 2025
GAAP	$126	$48	$0.43
Impairments, store closing, and other costs	76	76	0.69
(Gain) on legal settlement	—	—	—
Income tax impact of items noted above	—	(18)	(0.17)

Adjusted (non-GAAP)	$202	$106	$0.95

Twelve Months Ended January 31, 2026
GAAP	$624	$272	$2.38
Impairments, store closing, and other costs	15	15	0.13
(Gain) on legal settlement	(129)	(129)	(1.13)
Income tax impact of items noted above	—	28	0.24

Adjusted (non-GAAP)	$510	$186	$1.62

Twelve Months Ended February 1, 2025
GAAP	$433	$109	$0.98
Impairments, store closing, and other costs	76	76	0.69
(Gain) on legal settlement	—	—	—
Income tax impact of items noted above	—	(18)	(0.17)

Adjusted (non-GAAP)	$509	$167	$1.50

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)	January 31, 2026	February 1, 2025
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$674	$134
Merchandise inventories	2,745	2,945
Other	272	309

Total current assets	3,691	3,388
Property and equipment, net	6,914	7,297
Operating leases	2,338	2,394
Other assets	419	480

Total assets	$13,362	$13,559

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,171	$1,042
Accrued liabilities	1,181	1,263
Borrowings under revolving credit facility	—	290
Current portion of:
Long-term debt	—	353
Finance leases and financing obligations	85	81
Operating leases	94	102

Total current liabilities	2,531	3,131
Long-term debt	1,436	1,174
Finance leases and financing obligations	2,365	2,456
Operating leases	2,650	2,703
Deferred income taxes	91	28
Other long-term liabilities	241	265
Shareholders’ equity:	4,048	3,802

Total liabilities and shareholders’ equity	$13,362	$13,559

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended
(Dollars in Millions)	January 31, 2026	February 1, 2025
Operating activities
Net income	$272	$109
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	700	743
Share-based compensation	34	30
Deferred income taxes	69	(85)
Impairments, store closing, and other costs	11	36
Non-cash lease expense	87	89
Other non-cash items	(18)	1
Changes in operating assets and liabilities:
Merchandise inventories	203	(60)
Other current and long-term assets	91	(50)
Accounts payable	130	(92)
Accrued and other long-term liabilities	(103)	20
Operating lease liabilities	(96)	(93)

Net cash provided by operating activities	1,380	648

Investing activities
Acquisition of property and equipment	(372)	(466)
Proceeds from sale of property and equipment	54	6
Other	(15)	(7)

Net cash used in investing activities	(333)	(467)

Financing activities
Proceeds from issuance of debt, net of discount	357	—
Deferred financing costs	(11)	—
Net (repayments) borrowings under revolving credit facility	(290)	198
Shares withheld for taxes on vested restricted shares	(5)	(10)
Dividends paid	(56)	(222)
Repayment of long-term borrowings	(440)	(113)
Discount (premium paid) on redemption of debt	11	(5)
Finance lease and financing obligation payments	(83)	(79)
Proceeds from financing obligations	10	1

Net cash used in financing activities	(507)	(230)

Net increase (decrease) in cash and cash equivalents	540	(49)
Cash and cash equivalents at beginning of period	134	183

Cash and cash equivalents at end of period	$674	$134